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                                                                    Exhibit 21.1


                    KIEWIT MATERIALS COMPANY AND SUBSIDIARIES
                               September 13, 2000



Bell Cement Tools, L.L.C.
Fort Calhoun Stone Company
Guernsey Stone Company
Kiewit Materials Leasing L.L.C.
New River Land and Cattle Company
Northwest Materials Holding Company
Pacific Rock Products, L.L.C.
Pacific Rock Products Trucking, L.L.C.
Quality Ready Mix, Inc.
Solano Concrete Co., Inc.
Tanner Companies (Yuma) Inc.
Twin Mountain Rock Company
United Metro Materials Inc.
Western Equipment Co.